As filed with the Securities and Exchange Commission on April 14, 2025

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAYCHEX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		16-1124166
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
911 Panorama Trail South Rochester, New York 14625-2396 (585) 385-6666
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paychex, Inc. 2002 Stock Incentive Plan

(Full Title of the Plans)

Prabha Sipi Bhandari

Chief Legal Officer, Chief Ethics Officer and Secretary

Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625-2396

(585) 385-6666

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Paychex, Inc. (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register 704,240 shares of its common stock, par value $0.01 per share (“Registrant Common Stock”), for issuance pursuant to its 2002 Stock Incentive Plan (as amended, the “Registrant Plan”) in respect of Registrant Replacement Awards (as defined below).

Registrant Replacement Awards

In accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 7, 2025, by and among the Registrant, Skyline Merger Sub, Inc., a Delaware corporation and Paycor HCM, Inc., a Delaware corporation (“Paycor”) (the transactions contemplated by the Merger Agreement, the “Merger”), at the effective time of the Merger (the “Effective Time”), (i) each award of time-based restricted stock units granted under the Paycor 2021 Omnibus Incentive Plan (“Paycor Plan”) held by Paycor employees at or above the level of “Director” that did not vest as of immediately prior to the Effective Time was cancelled by the Registrant and converted into an award of restricted stock units with respect to a number of shares of Registrant Common Stock (“Registrant RSUs”), determined by multiplying the number of shares of Paycor common stock (“Paycor Common Stock”) with respect to such award by 0.1525113, rounded down to the nearest whole share, (ii) each award of restricted stock units subject to vesting conditions based in whole or in part on performance goals granted under the Paycor Plan that did not vest as of immediately prior to the Effective Time was cancelled by the Registrant and converted into an award of a number of Registrant RSUs, equal to the number of shares of Paycor Common Stock underlying such award, determined based on the actual level of performance as of the Effective Time, multiplied by 0.1525113, rounded down to the nearest whole share and (iii) each restricted stock award granted under the Paycor Plan that did not vest as of immediately prior to the Effective Time was cancelled by the Registrant and converted into Registrant restricted stock with respect to a number of shares of Registrant Common Stock, determined by multiplying the number of Paycor Common Stock with respect to such award by 0.1525113, rounded down to the nearest whole number ((i), (ii) and (iii) collectively, the “Registrant Replacement Awards”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K, filed for the fiscal year ended May 31, 2024, filed with the Commission on July 11, 2024 (Registration No. 000-11330) (the “Annual Report”);

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

(d) The description of the Registrant Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 0-11330) and in any amendment or report filed for the purpose of amending such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently field document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its restated certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware allows for the indemnification of officers, directors, employees, and agents of a corporation. The bylaws of the Registrant, as amended, provide for indemnification to the fullest extent authorized by Section 145 of the General Corporation Law of Delaware for directors and officers of the Registrant and also to persons who are serving at the request of the Registrant as directors or officers of other corporations (including subsidiaries). The Registrant’s bylaws also permit the Registrant to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Registrant has entered into agreements with its directors and its executive officers that require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(a) of the Registrant’s Annual Report on Form 10-K, filed with the Commission on July 20, 2004)

4.2	Amended and Restated By-Laws of Paychex, Inc. as of May 1, 2020 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 5, 2020)

5.1*	Opinion of Davis Polk & Wardwell LLP

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in the signature pages hereto)

99.1	Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated as of October 14, 2015 (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-8, filed with the Commission on October 23, 2015)

107.1*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)      To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this 14th day of April, 2025.

PAYCHEX, INC.

By:	/s/ Prabha Sipi Bhandari
	Name:	Prabha Sipi Bhandari
	Title:	Chief Legal Officer, Chief Ethics Officer and Secretary

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the individuals whose signature appears below hereby constitute and appoint John Gibson, Robert L. Schrader and Prabha Sipi Bhandari, and each of them severally, as their true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for them and in their name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or of their substitute or substitutes, may lawfully do to cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Gibson	President and Chief Executive Officer, and Director (Principal Executive Officer)	April 14, 2025
John Gibson

/s/ Robert L. Schrader	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 14, 2025
Robert L. Schrader

/s/ Christopher Simmons	Vice President, Controller and Treasurer (Principal Accounting Officer)	April 14, 2025
Christopher Simmons

/s/ Martin Mucci	Chairman of the Board	April 14, 2025
Martin Mucci

/s/ Thomas F. Bonadio	Director	April 14, 2025
Thomas F. Bonadio

/s/ Joseph G. Doody	Director	April 14, 2025
Joseph G. Doody

	Director	April 14, 2025
B. Thomas Golisano

/s/ Pamela A. Joseph	Director	April 14, 2025
Pamela A. Joseph

/s/ Theresa M. Payton	Director	April 14, 2025
Theresa M. Payton

/s/ Kevin A. Price	Director	April 14, 2025
Kevin A. Price

/s/ Joseph M. Tucci	Director	April 14, 2025
Joseph M. Tucci

/s/ Joseph M. Velli	Director	April 14, 2025
Joseph M. Velli

/s/ Kara Wilson	Director	April 14, 2025
Kara Wilson